AMENDED

                             BY-LAWS

                               OF

                    SOUVALL-PAGE AND COMPANY, INC.

     The following amendment to the Bylaws of Souvall-Page and Company, Inc. was adopted by unanimous consent of the Board of Directors of the Company on the 28th day of June, 1997:

                           ARTICLE VII

                           Fiscal Year

     The fiscal year of the corporation shall begin on the first day of January of each year and end on the 31st day of December each year.

     I, Todd D. Ross, Secretary of Souvall-Page and Company, Inc., hereby certify that the foregoing Amendment to the Bylaws of Souvall-Page and Company, Inc. was duly adopted by resolution of the Board of Directors on the 28th day of June, 1997.


                              /s/Todd D. Ross
                         ________________________
                              Todd D. Ross
                              Secretary